Exhibit 12.1

[Letterhead of Woods Oviatt Gilman LLP]

August 4, 2021

Lyons Bancorp, Inc.

399 Exchange Street

Geneva, New York 14456

Ladies and Gentlemen:

We have examined the Offering Statement on Form 1-A (the “Offering Statement”) to be filed by Lyons Bancorp, Inc., a New York corporation (the “Company”), with the Securities and Exchange Commission on or about August 4, 2021, in connection with the qualification by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and Regulation A promulgated under the Securities Act, of an aggregate of up to 252,121 shares of the Company's Common Stock, $0.50 par value per share (the “Common Stock”), in a rights offering to holders of the Company's outstanding equity securities.

As your counsel, we have examined such certificates, instruments, documents, and corporate records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed. Upon the basis of such examination, it is our opinion that, when the Offering Statement has become qualified under the Securities Act, and when the Common Stock has been duly issued and sold in the manner described in the Offering Statement, the Common Stock will be duly authorized, legally and validly issued, fully paid and non-assessable (except to the extent provided in Section 630 of the New York Business Corporation Law).

We consent to the use of this opinion as an exhibit to the Offering Statement and to the reference to our firm under the caption “Legal Opinionˮ in the Offering Circular forming a part of the Offering Statement.

Very truly yours,

/s/Woods Oviatt Gilman LLP